Exhibit 99.1

Uranium Resources Announces Management Changes

Dave Clark Steps Down as Director, President, and CEO

Donald C. Ewigleben Appointed as Successor

LEWISVILLE, Texas--(BUSINESS WIRE)--September 4, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI) Executive Chairman of the Board of Directors, Paul K. Willmott, announced today that David N. Clark has stepped down as the President and Chief Executive Officer and a Director of the Company effective September 3, 2009. The Board has appointed Mr. Donald C. Ewigleben as President, CEO and COO to succeed Mr. Clark and also named Mr. Ewigleben as a director to fill the vacancy on the Board created by Mr. Clark’s resignation.

Mr. Willmott noted, “In order that he may resume his writing career, Dave had asked the Board to find a successor to execute the Company’s strategic plan, which includes the continued focus on and development of the Company’s extensive New Mexico assets. As he moves on, we wish Dave all the best in his writing career which he put on hold for us these last three years. We also thank him for his time, effort and dedication to URI.”

Mr. Clark has agreed to remain on as a consultant for the Company until March 2010.

Mr. Ewigleben brings over 30 years of corporate leadership experience to URI, most recently serving as Executive Officer: Sustainability & Legal Affairs for AngloGold Ashanti Americas, as well as, President and CEO of AngloGold Ashanti North America, where he held various executive management positions after joining AngloGold in 2000 as Vice President, General Counsel and Chief Environmental Officer. Prior to his career at AngloGold, he held senior management positions at Echo Bay Mines, AMAX Gold and AMAX Coal Industries. Mr. Ewigleben is a director and Executive Committee member of the National Mining Association and was previously a member of the boards of the Mining Association of Canada and several industry associations at the state level. He earned a Juris Doctor degree from the Indiana University School of Law after receiving his undergraduate degrees from Ball State University.

Mr. Willmott stated, “We expect that Don’s extensive experience in the mining industry and in dealing with similar challenges that we face both as an industry and as a company, will help to accelerate our progress towards realizing our inherent value.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI has 183,000 acres of uranium mineral holdings, 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis.

URI's strategy is to fully exploit its resource base in New Mexico and Texas, to acquire new assets individually or by partnering with other companies and to advance ISR production in New Mexico, which is an environmentally-oriented approach that it believes will be the quickest and least costly means of uranium production for the state. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor Contact:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com
jculligan@keiadvisors.com
or
Media Contact:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Uranium Resources, Inc.
Paul K. Willmott, 972-219-3330
Chairman